EXHIBIT 4.1

                      CERTIFICATE OF DESIGNATIONS, RIGHTS,
                           PREFERENCES AND LIMITATIONS

                                  SKYMALL, INC.
                   SERIES A JUNIOR CONVERTIBLE PREFERRED STOCK

 PURSUANT TO TITLE 7, CHAPTER 78, SECTION 78.195 OF THE NEVADA REVISED STATUTES


     SkyMall, Inc., a corporation organized and existing under the laws of the State of Nevada, in accordance with the requirements of Title 7, Chapter 78,
Section 78.195 of the Nevada Revised Statutes, does hereby submit this Certificate of Designations, Rights, Preferences and Limitations as follows:

         1.       NAME.  The name of the corporation is:

                                  SkyMall, Inc.

         2. RESOLUTION ESTABLISHING AND DESIGNATING A SERIES OF PREFERRED STOCK AND FIXING AND DETERMINING THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES THEREOF.

                  RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation by the Articles of Incorporation, as amended, a series of the Corporation's authorized preferred stock, par value $0.001 per share, be and hereby is created, as to which the terms of issuance and the rights, preferences and limitations thereof shall be as follows:

                  a. DESIGNATION. The distinctive serial designation of the series is Series A Junior Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock").

                  b. RANKING. The Convertible Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Convertible Preferred Stock obtained in accordance with
         Section 3 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Convertible Preferred Stock); (iii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of the Convertible Preferred Stock obtained in accordance with
         Section 3 hereof) specifically ranking, by its terms, on parity with the Convertible Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Convertible Preferred Stock obtained in accordance with Section 3 hereof) specifically ranking, by its terms, senior to the Convertible Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


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                  c.  NUMBER  OF  SHARES  IN  SERIES.  The  number  of shares of
         Convertible Preferred Stock created hereby shall be 150,000 shares, out of the 10,000,000 shares of preferred stock authorized by the Articles of Incorporation. No shares of preferred stock are issued as of the date hereof.

                  d. CONSIDERATION FOR ISSUANCE. The Convertible Preferred Stock shall be issued by the Corporation from time to time, in the discretion of the Board of Directors. Upon issuance of the shares of Convertible Preferred Stock and receipt of payment therefor, such shares shall be fully paid and non-assessable.

                  e. CONVERSION. The Convertible Preferred Stock shall be convertible into shares of Common Stock of the Corporation as follows:

                  (i) CONVERSION RATIO. Subject to the conversion limitations set forth in Section 2(e)(ii), each share of Convertible Preferred Stock shall be automatically convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing
         (1) the sum of (a) the Liquidation Preference (as defined below) thereof plus (b) at the option of such holder of Convertible Preferred Stock, any amounts owed so such holder pursuant to Section 2(b) of the Registration Rights Agreement, dated as of December 20, 1999, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement") (the sum of (a) and (b) being collectively referred to as the "Conversion Amount"), by (2) the then effective Conversion Price (as defined below). "Conversion Price" shall mean $7.00.

                      The conversion ratio will be subject to  adjustment in the event the Corporation shall do any of the following: (i) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), to the holders of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation,
         (v) issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the then  current  market  price per share of Common Stock or
         (vi) distribute to all holders of Common Stock any other rights or warrants to subscribe to any of its Common Stock, or any securities, or evidences of indebtedness or any assets (excluding cash dividends or cash distributions out of earned surplus). The conversion privilege and the conversion ratio in effect immediately prior to any such action shall be adjusted so that if the Convertible Preferred Stock is thereafter surrendered for conversion, a holder of Convertible Preferred Stock shall be entitled to receive the number of shares of capital stock of the Corporation or other rights which he would have owned immediately following such action had the Convertible Preferred Stock been converted immediately prior thereto. An adjustment so made shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of such adjustment, a holder of Convertible Preferred Stock shall become entitled, if the Convertible Preferred Stock is thereafter surrendered for conversion, to receive shares of two or more classes of capital stock of the Corporation or other rights, the Board of Directors, whose determination shall be conclusive, shall determine the allocation of the adjusted conversion


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

         ratio between or among shares of such classes of capital stock or other rights. Except in the cases enumerated above, the conversion ratio will not be adjusted for the issuance of Common Stock. No adjustment in the conversion ratio shall be required unless such adjustment would require an increase or decrease of at least one percent in such conversion ratio; PROVIDED, HOWEVER, that any adjustments which for this reason are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  (ii) MANDATORY CONVERSION. The shares of Convertible Preferred Stock shall not be convertible into Common Stock except in accordance with the terms of this Section 2(e)(ii). Each share of Convertible Preferred Stock shall be automatically converted into Common Stock in accordance with the terms of Section 2(e)(i) above at such time as the shareholders of the Corporation have approved (the "Shareholder Approval") the issuance of such shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the applicable corporate governance rules of the Nasdaq Stock Market relating to the sale or issuance of common stock, or securities convertible into, or exercisable for, common stock, equal to 20% or more of the common stock or voting power outstanding immediately preceding such issuance.

                  (iii) MECHANICS OF CONVERSION. Each certificate evidencing any of the outstanding shares of Convertible Preferred Stock shall, upon such automatic conversion, be deemed to be a certificate evidencing the number of shares of Common Stock into which the Convertible Preferred Stock has been converted. Each share of Convertible Preferred Stock is convertible in whole but not in part. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Shareholder Approval has been obtained. As promptly as practicable after receipt of a holder's share certificate(s) representing shares of Convertible Preferred Stock, the Corporation shall issue and deliver to the holder of the Convertible Preferred Stock a certificate representing the number of shares of Common Stock into which the Convertible Preferred Stock was converted.

                  e. MANDATORY REDEMPTION. In the event the Corporation fails to obtain the Shareholder Approval on or prior to the 180th day following the issuance date of the Convertible Preferred Stock, the then outstanding shares of Convertible Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Convertible Preferred Stock for an amount per share equal to 110% multiplied by (a) the Liquidation Preference of the shares to be redeemed plus (b) all amounts owed to such holder pursuant to Section 2(b) of the Registration Rights Agreement.

                  f. LIQUIDATION OR DISSOLUTION. The Convertible Preferred Stock carries a liquidation preference of $100.00 per share (the "Liquidation Preference"). In the event of any liquidation, dissolution, winding up, either voluntary or involuntary, of the Corporation, or any partial liquidation effected by means of a distribution of assets or return of capital, the holders of each share of Convertible Preferred Stock shall be entitled to receive and be paid in cash out of the surplus funds of the Corporation or out of the assets so distributed, full payment of the Liquidation Preference of such share, plus any unpaid cumulative


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

         and current accrued dividends, before any amount shall be paid to the holders of any other class of capital stock of the Corporation.

                  If upon liquidation, the assets of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the Liquidation Preference payable hereunder to the holders of Convertible Preferred Stock, then all such assets shall be distributed ratably among the holders of such shares of Convertible Preferred Stock, first in payment of the Liquidation Preference per share of Convertible Preferred Stock, in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit such payments in full.

                  No distribution shall be made with respect to any class of capital stock of the Corporation standing junior in preference to the Convertible Preferred Stock until the distributions required hereunder have been paid in full to all holders of Convertible Preferred Stock. After the holders of Convertible Preferred Stock have received the sum per share equal to the Liquidation Preference of such Convertible Preferred Stock, together with such unpaid cumulative and current accrued dividends, the holders of classes of capital stock standing junior in preference shall be entitled to share in accordance with their respective rights and preferences hereunder in the distribution of all remaining assets of the Corporation available for distribution.

                  g. DIVIDENDS. The Convertible Preferred Stock shall not be entitled to the payment of dividends or other distributions of the assets of the Corporation.

                  h. VOTING RIGHTS. Each holder of Convertible Preferred Stock shall have no voting rights (except as otherwise required by law).

         3. PROTECTIVE PROVISIONS. So long as shares of Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada General Corporation Law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock:

          (a) alter, amend or repeal (whether by merger, consolidation or otherwise) any of the rights, preferences or privileges of the Convertible Preferred Stock or any capital stock of the Corporation so as to affect adversely the Convertible Preferred Stock;

          (b)  create or issue any new class or series of Senior Securities;

          (c)  create or issue any new class or series of Pari Passu Securities;

          (d) increase the authorized number of shares of Convertible Preferred Stock; or

          (e)  increase the par value of the Common Stock.


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

          4. LEGENDS. Each certificate representing shares of Convertible Preferred Stock shall bear the following legends:

               A STATEMENT OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS GRANTED OR IMPOSED UON THE RESPECTIVE CLASSES OR SERIES OF SHARES AND UPON THE HOLDERS THEREOF AS ESTABLISHED FROM TIME TO TIME, BY THE ARTICLES OF INCORPORATION OF THE CORPORATION AND BY THE CERTIFICATE OF DESIGNATIONS, THE NUMBER OF SHARES CONSTITUTING EACH CLASS AND SERIES AND THE DESIGNATIONS THEREOF, MAY BE OBTAINED BY THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES.

               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED AN OPINION OF COUNSEL OF THE ISSUER, OR OTHER COUNSEL REASONABLE ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAWS.

          5. DATE OF RESOLUTION. The foregoing Resolution of the Board of Directors of SkyMall, Inc. was adopted by the Board of Directors on the 9th day of December, 1999.


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

         I, THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, for the purpose of establishing a series of the preferred stock of the Corporation and setting forth the designations, rights, preferences and limitations thereof pursuant to the requirements of Title 7, Chapter 78, Section
78.195 of the Nevada Revised Statutes, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand as of this 9th day of December, 1999.


                                             /s/ Robert M. Worsley
                                             ----------------------------------
                                             Robert M. Worsley, President & CEO


ATTEST:


/s/ Steven T. Lawrence
---------------------------------------
Steven T. Lawrence, Assistant Secretary


STATE OF ARIZONA           )
                                    )ss.
COUNTY OF MARICOPA         )

         On this 20th day of December, 1999, before me, a Notary Public, personally appeared Robert M. Worsley and Steven T. Lawrence, each of whom has acknowledged that he/she executed the above instrument.


                                        /s/ Terri A. Rosner
                                        ----------------------------------------
                                        Notary Public

My Commission Expires:

February 28, 2003
--------------------

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